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                              EMPLOYMENT AGREEMENT


         This Employment Agreement ("Agreement") is entered into as of May 1, 1999 (the "Effective Date") by and between William D. Kilgore, Jr., an individual ("Executive"), and Anker Energy Corporation, a Delaware corporation (the "Company"), and is joined in by Anker Coal Group, Inc., a Delaware corporation ("ACGI"), for the sole and limited purpose of agreeing to be bound by the provisions of Section 3(b)(iii)(C) of this Agreement.

         1.       Employment by the Company and Term.

                  (a) Full Time and Best Efforts. Subject to the terms set forth herein, the Company agrees to employ Executive as Chief Executive Officer and Chairman of the Board of Directors (the "Board"), and Executive hereby accepts such employment. Executive will render such other services for the Company and corporations controlled by, under common control with, or controlling, directly or indirectly, the Company, and to successor entities and assignees of the Company, including without limitation ACGI (collectively, the "Company's Affiliates") as the Company may from time to time reasonably request, consistent with Executive's duties and experience. While employed by the Company, Executive will devote substantially all of his business time and use his best efforts to advance the business and welfare of the Company, and, except for dividends and distributions which Executive may receive from investments which Executive has on the Effective Date (the "Existing Permitted Investments"), a list of which shall be provided by Executive to the Company upon execution of this Agreement, will not engage in any other employment or business activities for any direct or indirect remuneration that would be directly harmful or detrimental to, or that would materially interfere with, his duties hereunder.

                  (b) Company Policies. The employment relationship between the parties will be governed by the general employment policies and practices of the Company, including but not limited to those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement are in conflict with the Company's general employment policies or practices, this Agreement will control.

                  (c) Term. The initial term of Executive's employment under this Agreement will begin as of the Effective Date and end on December 31, 2002 (the "Initial Term"), subject to the provisions for termination set forth herein and renewal as provided in Section 1(d) below.

                  (d) Renewal. Unless either party shall have given the other notice that this Agreement will not be renewed at least 90 days prior to the end of the Initial Term, the term of this Agreement will be automatically extended for a period of one year, such procedure to be followed in each such successive period. Each extended term will continue to be subject to the provisions for termination set forth herein.

         2.       Compensation and Benefits.

                  (a) Base Salary. Executive will receive for services to be rendered hereunder an annual base salary equal to Three Hundred Fifteen Thousand Dollars ($315,000) payable at least as frequently as monthly and subject to payroll deductions as may be necessary or
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customary in respect of the Company's salaried employees (the "Base Salary").
The Board of Employer shall increase the Base Salary commensurate with any cost of living increases generally available for other employees.

                  (b) Participation in Benefit Plans. Executive will be entitled to participate in any group insurance, hospitalization, medical, dental, health, accident, disability, or similar plan or program of the Company now existing or established hereafter to the extent that he is eligible under the general provisions thereof. The Company may, in its sole discretion and from time to time, amend, eliminate, or establish additional benefit programs as it deems appropriate. Executive also may participate in all fringe benefits offered by the Company to any of its executives at such executives' level.

                  (c) Vacation. Executive will be entitled to a period of annual vacation time equal to three weeks per 12-month period, to accrue pro rata during the course of each such 12-month period. The days selected for Executive's vacation must be mutually and reasonably agreeable to Company and Executive. In no event will Executive's total accrued vacation exceed three weeks. When Executive's total accrued vacation reaches the maximum of three weeks, Executive will stop accruing any further vacation and will only resume accruing vacation when and to the extent Executive's total accrued vacation is reduced below three weeks.

                  (d) Relocation Expenses. The Company will reimburse Executive for actual and reasonable expenses incurred in connection with the relocation of Executive's personal residence, up to a maximum reimbursement of $30,000. Items that are eligible for reimbursement under the preceding sentence include packing and moving expenses, storage, temporary living accommodations, and home sale and home purchase closing costs (including without limitation real estate commissions). In addition, if Executive decides to sell his current residence located in Grundy, Virginia (the "Residence"), and puts the Residence on the market on or before December 31, 1999, and subsequently sells the Residence, the Company shall reimburse Executive an amount equal to (i) the appraised value of the Residence as determined pursuant to a written appraisal prepared by an independent real estate appraiser reasonably acceptable to the Company (the "Appraised Value") less (ii) the selling price of the Residence, without deduction of any commission, cost or expense (the "Selling Price"); provided, however, that the amount of the reimbursement pursuant to this sentence shall not exceed $35,000, and provided further that if the Selling Price equals or exceeds the Appraised Value, Executive will not be entitled to any reimbursement under this sentence. Reimbursements under this Section 2(d) will be reported as compensation to Executive and may be subject to state and/or federal taxation. To the extent reimbursement of such expenses pursuant to this Section 2(d) is subject to state or federal taxation, the Company will pay an additional amount (the "Gross-Up Payment") such that after payment of all state and federal taxes on the reimbursement and the Gross-Up Payment, Executive will retain an amount equal to the reimbursement. Executive will fully and completely cooperate with the Company with respect to all matters associated with the taxation and potential taxation of reimbursements made pursuant to this Section. Notwithstanding anything else to the contrary, total reimbursement and Gross-Up Payments pursuant to this Section will not exceed $125,000.00.

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         3.       Bonuses.

                  (a) Cash Bonus. The Company may from time to time, at the sole discretion of the Board, award Executive cash bonuses to supplement his Base Salary.

                  (b)      Incentive Bonus.

                           (i) Definitions. For purposes of this Agreement, the
following definitions shall apply:

                           "Annual EBITDA" means, for a calendar year, the
consolidated earnings of ACGI and its direct and indirect subsidiaries for such period, before provision is made for interest, taxes, depreciation or amortization.

                           "Bonus" means the incentive bonus payable by the
Company to the Executive hereunder.

                           "Change of Control" means a transaction in which ACGI
shall sell, convey, or otherwise dispose of all or substantially all of the property or business of ACGI and its direct and indirect subsidiaries or merge into or consolidate with any other corporation (other than a wholly owned subsidiary) or effect any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of ACGI is disposed of, provided that it shall not mean a merger effected solely for the purpose of changing the domicile of ACGI.

                           "Equity Proceeds" means the aggregate proceeds that
would be receivable by all holders of ACGI's outstanding capital stock, including preferred stock, in a Change of Control transaction, even if less than all of such stockholders are transferring their shares in a Change of Control transaction, and shall be determined by the Board of Directors of ACGI contemporaneously with its approval of any Change of Control transaction, or, if no such approval is required, upon the consummation of such transaction.

                           "Target EBITDA" means the average annual consolidated
EBITDA for ACGI and its direct and indirect subsidiaries for the calendar years ending December 31, 2001 and December 31, 2002.

                           (ii) Vesting and Payment. The Executive will be
entitled to a Bonus vested and payable, if at all, upon the earlier of (A) a Change of Control transaction, or (B) the expiration of the Initial Term (the "Vesting Date").

                           (iii) Calculation. The Bonus will be calculated based
solely on the Equity Proceeds received in a Change of Control transaction, if such a transaction occurs prior to the expiration of the Initial Term. Otherwise, the Bonus will be calculated based solely on the Target EBITDA. The Bonus will be payable as follows:

                                    (A) If the Equity Proceeds are less than
$15,000,000, or the Target EBITDA is less than $25,000,000, no Bonus will be payable.

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                                    (B) If the Equity Proceeds are between
$15,000,000 and $45,000,000, or the Target EBITDA is between $25,000,000 and
$30,000,000, then the amount of the Bonus will be $1,000,000 plus the product of either x and z or y and z, as applicable, where x equals Equity Proceeds in excess of $15,000,000 divided by $30,000,000, y equals Target EBITDA in excess of $25,000,000 divided by $5,000,000, and z equals $1,500,000; except that the total Bonus in either case will not exceed $2,500,000.

                                    (C) If the Equity Proceeds are greater than
$45,000,000 or the Target EBITDA is greater than $30,000,000, the amount of the Bonus shall be equal to $2,500,000. In addition, ACGI shall upon the Vesting Date grant to Executive an option to purchase up to 5% of the then outstanding common stock of ACGI at an exercise price of $1.00 per share. Such options shall be fully vested upon grant, shall be exercisable between the Vesting Date and the tenth anniversary thereof and, notwithstanding any termination of Executive's employment hereunder, shall not otherwise terminate.

         4.       Reasonable Business Expenses.

         The Company will reimburse Executive in accordance with established Company policy for all reasonable business expenses incurred by Executive in promoting the business of the Company, provided that to the extent that such expenditures qualify as proper income tax deductions, Executive will furnish to the Company adequate documentation to substantiate each such expenditure as an income tax deduction.

         5. Termination of Employment. The date on which Executive's employment by the Company ceases, under any of the following circumstances, will be defined herein as the "Termination Date."

                  (a) Termination for Cause. The Board may terminate Executive's employment with the Company at any time for Cause as defined below, immediately upon notice to Executive of the circumstances leading to such termination for Cause. In the event that Executive's employment is terminated for Cause, Executive will receive payment for accrued Base Salary and benefits through the Termination Date, which in this event will be the date upon which notice of termination is given. The Company will have no further obligation to pay severance of any kind whether under this Agreement or otherwise.

                  "Cause" means the occurrence or existence of any of the following with respect to Executive, as determined in good faith by a majority of the disinterested directors of the Board:

                           (i) a material breach by Executive of any of his
material obligations hereunder that remains uncured after the lapse of 30 days following the date that the Company has given Executive written notice thereof;

                           (ii) a material breach by Executive of his duty not
to engage in any transaction that represents, directly or indirectly, self-dealing that has not been approved by a majority of the disinterested directors of the Board, if in any such case such material breach remains uncured after the lapse of 30 days following the date that the Company has given Executive written notice thereof;

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                           (iii) the repeated material breach by Executive of
any material duty referred to in clause (i) or (ii) above as to which at least two written notices have been given pursuant to clause (i) or (ii) above;

                           (iv) any act of misappropriation, embezzlement,
intentional fraud, or similar conduct involving the Company or any of the Company's Affiliates;

                           (v) the conviction or the plea of nolo contendere or
the equivalent in respect of a felony involving moral turpitude;

                           (vi) intentional infliction of any damage of a
material nature to any property of the Company or any of the Company's Affiliates; or

                           (vii) the repeated non-prescription abuse of any
controlled substance or the repeated abuse of alcohol or any other non-controlled substance that the Board reasonably determines renders Executive unfit to serve in his capacity as an officer or employee of the Company or the Company's Affiliates.

                  (b) Termination Upon Disability. The Company may terminate Executive's employment in the event Executive suffers a disability that renders Executive unable to perform the essential functions of his position, even with reasonable accommodation, for 60 consecutive days or for 90 days within any 180-day period. After the Termination Date, which in this event will be the date upon which notice of termination is given, no further compensation will be payable under this Agreement except such Base Salary and benefits as have accrued prior to the Termination Date, less standard withholdings for tax and social security purposes.

                  (c) Termination Without Cause. The Company may terminate Executive's employment at any time for other than Cause or disability, provided that Executive will receive the accrued portion of any Base Salary and benefits hereunder through the Termination Date and subject to the following termination payment requirements:

                           (i) Termination payments during the Initial Term. In
the event that, during the first or second year of the Initial Term, Executive's employment is terminated without Cause, the Company will pay Executive as severance the amount of his Base Salary for the number of months that results when the number of months that have elapsed since the Effective Date is subtracted from 36. In the event that, during the third year of the Initial Term, Executive's employment is terminated without Cause, the Company will pay Executive as severance an amount equal to 12 months of his Base Salary. Except as provided below, such severance, less standard withholdings for tax and social security purposes, will be paid over the number of months on which the severance is based in monthly pro rata payments commencing as of the Termination Date. For purposes of this Section 5(c)(i), a Change of Control transaction which occurs prior to the expiration of the Initial Term shall be deemed to be a termination of Executive's employment without Cause. In that event, the severance payable hereunder, less standard withholdings for tax and social security purposes, shall be paid in one lump sum upon the Termination Date.

                           (ii) Termination payments after the Initial Term. In
the event that the term of this Agreement is extended pursuant to Section 1(d) hereof and, at any time thereafter,

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Executive's employment is terminated by the Company without Cause, the Company will pay Executive as severance an amount equal to 12 months of his then Base Salary, less standard withholdings for tax and social security purposes, payable over such 12-month period in monthly pro rata payments commencing as of the Termination Date.

                           (iii) The Company will not be obligated to make any
termination payments under Sections 5(c)(i) or 5(c)(ii) above if Executive breaches the provisions of Sections 6, 7, or 8 below.

                  (d) Termination by Executive. Executive may, at his election, terminate his employment with the Company by giving written notice to the Company to that effect. After the Termination Date, which in this event will be the date upon which notice of termination is given, no further compensation will be payable under this Agreement except such Base Salary and benefits as have accrued prior to the Termination Date, less standard withholdings for tax and social security purposes. Executive acknowledges and agrees that the provisions of this Section 5(d) state his entire and exclusive rights, entitlements, and remedies against the Company, the Company's Affiliates, and their successors, assigns, employees, and representatives if he voluntarily terminates his employment with the Company.

                  (e) Termination Upon Death. If Executive dies prior to the expiration of the Initial Term, the Company will (i) continue coverage of Executive's dependents (if any) under all benefit plans or programs of the type listed above in Section 2(b) for a period of six months, and (ii) pay to Executive's estate the accrued portion of any Base Salary and benefits through a date six months after the Termination Date, less standard withholdings for tax and social security purposes.

                  (f) Benefits Upon Termination. All benefits (other than fringe benefits) provided under Section 2(b) hereof will be extended, at Executive's election and cost, to the extent permitted by the Company's insurance policies and benefit plans, for one year after Executive's Termination Date, except (a) as otherwise required by law (e.g., COBRA health insurance continuation election) or (b) in the event of a termination described in Section 5(a).

         6.       Proprietary Information Obligations.

                  During the term of employment under this Agreement, Executive will have access to and become acquainted with the Company's and the Company's Affiliates' confidential and proprietary information, including, but not limited to, information or plans regarding the Company's and the Company's Affiliates' financial operations and methods; trade secrets; formulas; devices; secret inventions; processes; and other compilations of information, records, and specifications (collectively "Proprietary Information"). Executive will not disclose any of the Company's or the Company's Affiliates' Proprietary Information directly or indirectly, or use it in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment for the Company or as authorized in writing by the Company. All files, records, documents, computer-recorded information, drawings, specifications, equipment, and similar items relating to the business of the Company or the Company's Affiliates, whether prepared by Executive or otherwise coming into his possession, will remain the exclusive property of the Company or the Company's Affiliates, as the case may

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be, and must not be removed from the premises of the Company under any circumstances whatsoever without the prior written consent of the Company, except when (and only for the period) necessary to carry out Executive's duties hereunder, and if so removed must be immediately returned to the Company upon any termination of his employment; provided, however, that Executive may retain copies of documents reasonably related to his interest as a shareholder and any documents that were personally owned, which copies and the information contained therein Executive agrees not to use for any business purpose. Notwithstanding the foregoing, Proprietary Information shall not include (i) information that is or becomes generally public knowledge or public except through disclosure by Executive in violation of this Agreement and (ii) information that may be required to be disclosed by applicable law.

         7. Noninterference. While employed by the Company and for a period of 18 months after termination of Executive's employment with the Company for any reason, Executive agrees not to interfere with the business of the Company or any of the Company's Affiliates by directly or indirectly soliciting, attempting to solicit, inducing, or otherwise causing any employee of the Company or any Company Affiliate to terminate his or her employment in order to become an employee, consultant, or independent contractor to or for any other employer.

         8. Noncompetition. Executive agrees that while employed by the Company and for as long as he receives severance from the Company (or would receive severance, but for the provisions of Section 5(c)(iii)), or for a period of two years after the termination of his employment pursuant to Section 5(a) or
Section 5(d), Executive will not, without the prior consent of the Company, directly or indirectly, have an interest in, be employed by, or be connected with, as an employee, consultant, officer, director, partner, stockholder, or joint venturer, any person or entity owning, managing, controlling, operating, or otherwise participating or assisting in any business that is in competition with the business of the Company (i) during the term of his employment with the Company, in any location, and (ii) for the two-year period following the termination of his employment with the Company, in any county in which the Company or any of the Company's Affiliates was conducting business at the date of termination of Executive's employment and continues to do so thereafter; provided, however, that the foregoing will not prevent Executive from participating in the Existing Permitted Investments (as defined in Section 1(a)) or activities or investments otherwise approved by the Board, or from being a stockholder of less than one percent of the issued and outstanding securities of any class of a corporation listed on a national securities exchange or designated as national market system securities on an interdealer quotation system by the National Association of Securities Dealers, Inc.

         9.       Miscellaneous.

                  (a) Notices. Any notices provided hereunder must be in writing and will be deemed effective upon the earlier of two days following personal delivery (including personal delivery by telecopy or telex), or the fourth day after mailing by first class mail to the recipient at the address indicated below:

                  To the Company:

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                  Anker Energy Corporation
                  2708 Cranberry Square
                  Morgantown, WV  26508
                  Attention:  President


                  With a copy to:

                  Anker Coal Group, Inc.
                  2708 Cranberry Square
                  Morgantown, WV  26508
                  Attention:  President





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                  And

                  First Reserve Corporation
                  1801 California Street, Suite 4110
                  Denver, CO  80202
                  Attention:  Thomas R. Denison, Esq.


                  To Executive:

                  Mr. William D. Kilgore, Jr.
                  P. O. Box 1761
                  Grundy, VA  24614


or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

                  (b) Severability. Any provision of this Agreement that is deemed invalid, illegal, or unenforceable in any jurisdiction will, as to that jurisdiction and subject to this Section 9(b) be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal, or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal, and enforceable.

                  (c) Entire Agreement. This document and the list of Existing Permitted Investments constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral. No amendments or other modifications to this Agreement may be made except by a writing signed by both parties.

                  (d) Counterparts. This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.

                  (e) Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors and assigns, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the prior written consent of the Company.

                  (f) Choice of Law. All questions concerning the construction, validity, and interpretation of this Agreement will be governed by the laws of the State of West Virginia without giving effect to principles of conflicts of law.

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                  10. Arbitration. Any disputes or claims arising out of or
concerning Executive's employment or termination by the Company, whether arising under theories of liability or damages based upon contract, tort, or statute, will be determined exclusively by arbitration before a single arbitrator in accordance with the employment arbitration rules of the American Arbitration Association. The Company will pay the fees and expenses of the arbitrator. Each party will pay its own attorney fees and costs including, without limitation, fees and costs of any experts. However, attorney fees and costs incurred by the party that prevails in any such arbitration or any judicial action or proceeding seeking to enforce the agreement to arbitrate disputes or seeking to enforce any order or award of any arbitration commenced pursuant to this Section 10 may be awarded to the prevailing party in such manner as the arbitrator or the court determines to be appropriate under the circumstances. If any party prevails on a statutory claim that entitles the prevailing party to reasonable attorney fees (with or without expert fees) as part of the costs, the arbitrator may award reasonable attorney fees (with or without expert fees) to the prevailing party in accord with such statute. Any controversy over whether a dispute is an arbitrable dispute or as to the interpretation or enforceability of this Section 10 with respect to such arbitration will be determined by the arbitrator.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

                                               ANKER ENERGY CORPORATION


                                               By:
                                               Name:
                                               Title:



                                               WILLIAM D. KILGORE, JR.


         ACGI hereby joins into this Agreement for the sole and limited purpose of agreeing to the provisions of Section 3(b)(iii)(C) hereof.

                                                ANKER COAL GROUP, INC.


                                                By:
                                                Name:
                                                Title:



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